Exhibit 10.84

                           MASTER CONSULTING AGREEMENT


This Master Consulting Agreement (hereinafter "Agreement") when signed by both parties will set forth the terms and conditions between Interneuron Pharmaceuticals, Inc. (hereinafter "Interneuron") and Quintiles, Inc. (hereinafter "Quintiles") under which Quintiles agrees to provide consulting services as described below to Interneuron as hereinafter set forth.

 1.0 TERM. This Agreement shall commence on the date of execution and shall continue until terminated as hereinafter provided by either party.

 2.0 CONFIDENTIALITY. It is understood that during the course of this Agreement, Quintiles and its employees may be exposed to data and information which is confidential and proprietary to Interneuron. All such data and information (hereinafter "Interneuron Confidential Information") written or verbal, tangible or intangible, made available, disclosed, or otherwise made known to Quintiles and its employees as a result of services under this Agreement shall be considered confidential and shall be considered the sole property of Interneuron. All information regarding clinical trials or clinical trial management and all information regarding Quintiles' operations, including but not limited to Quintiles Property (as defined in Section
         3.0 below), disclosed by Quintiles to Interneuron in connection with this Agreement is proprietary, confidential information belonging to Quintiles (the "Quintiles Confidential Information", and together with the Interneuron Confidential Information, the "Confidential Information"). The Confidential Information shall be marked as confidential or otherwise represented by the disclosing party as confidential either before or within a reasonable time after its disclosure. The Confidential Information shall be used by the receiving party and its employees only for purposes of performing the receiving party's obligations hereunder. Each party agrees that it will not reveal, publish or otherwise disclose the Confidential Information of the other party to any third party without the prior written consent of the disclosing party, provided that the foregoing obligations shall not apply to Confidential Information which:

         (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving party;

         (b) becomes available to the receiving party on a non-confidential basis from a source which is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the disclosing party;

         (c) the receiving party develops independently of any disclosure by the disclosing party;

         (d) was in the receiving party's possession or known to the receiving party prior to its receipt from the disclosing party; or

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          (e) is required by law to be disclosed.

         This obligation of confidentiality and non-disclosure shall remain in effect for a period of five years after the termination of this Agreement.

 3.0 SERVICES TO BE PROVIDED. Quintiles shall provide strategic planning, expert consultation, clinical, statistical, statistical programming, data processing, data management, regulatory, clerical, and project management services as requested by Interneuron. The specific details of each assignment or task will be separately negotiated and contracted for in writing subject to the terms and conditions of this Agreement.

         All data and information necessary for Quintiles to conduct project assignments will be forwarded by Interneuron to Quintiles. All data and information generated or derived by Quintiles as the result of services performed by Quintiles under this Agreement shall be and remain the exclusive property of Interneuron. Any inventions that may evolve from the data and information described above or as the result of services performed by Quintiles under this Agreement shall belong to Interneuron and Quintiles agrees to assign all inventions and/or patents to Interneuron. It is acknowledged that Quintiles is possessed of certain computer technical expertise and software which have been independently developed by Quintiles without the benefit of any information provided by Interneuron. Interneuron and Quintiles agree that any computer software programs, statistical methodologies or other formulae or analyses used by Quintiles under or during the term of this Agreement are the product of Quintiles' technical expertise possessed and developed by Quintiles prior to the date of the Agreement and are the sole and separate property of Quintiles. It is further acknowledged that Quintiles' professional staff is possessed of certain technical expertise and conceptual expertise in areas of drug development which have been independently developed by Quintiles without the benefit of any information provided by Interneuron. Interneuron and Quintiles agree that such technical expertise processes, methods, approach or analyses used by Quintiles under or during the term of the Agreement are the product of Quintiles' technical expertise possessed and developed by Quintiles prior to the date of this Agreement and are the sole and separate property of Quintiles.

         At the completion of services by Quintiles, all materials and all other data, regardless of the method of storage or retrieval, shall either be
         (i) delivered to Interneuron at its offices in Lexington, Massachusetts, and in such form as is then currently in the possession of Quintiles, (ii) retained by Quintiles for Interneuron for a period of two years, or (iii) disposed of, at the direction and written request of Interneuron unless such materials are otherwise required to be stored or maintained by Quintiles as a matter of law or regulation.

4.0 INDEPENDENT CONTRACTOR RELATIONSHIP. For the purposes of this Agreement, the parties hereto are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or

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         joint venturers. Quintiles agrees that it shall have no power or right to bind or obligate Interneuron, nor shall Quintiles hold itself out as having such authority.

 5.0 PERFORMANCE OF SERVICES. In carrying out its responsibilities under this Agreement, Quintiles agrees to assure that these services are conducted in compliance with, when appropriate, any applicable protocol and specifications and with all applicable laws, rules and regulations including, but not limited to, the U.S. Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto.

 6.0 CONFLICT OF AGREEMENT. Quintiles represents and warrants to Interneuron that it is not a party to any agreement which would prevent it from fulfilling its obligations under this Agreement and that during the term of this Agreement, Quintiles will not enter into an agreement to provide services which would in any way prevent it from providing the services contemplated under this Agreement.

 7.0 PUBLICATION. From time to time it may be to the mutual interest of Quintiles and Interneuron to publish articles relating to services performed as a part of this Agreement. Publication of project assignment results in whole or in part, shall be within the sole and absolute discretion of Interneuron. Results may not be published or referred to, in whole or in part, without the prior expressed written consent of Interneuron. Interneuron reserves the unqualified right to reject any article utilizing any data generated from Quintiles' services under this Agreement before such article is presented or submitted for publication.

8.0 LIMITATION OF LIABILITY. Neither Quintiles nor its affiliates nor any of its or their respective directors, officers, employees or agents shall have any liability whatsoever under this Agreement or otherwise except with respect to damages attributable to Quintiles' gross negligence or intentional misconduct. Notwithstanding the foregoing, neither Quintiles, nor its affiliates, nor any of its or their respective directors, officers, employees or agents shall have any liability for any special, incidental, or consequential damages, including, but not limited to the loss of opportunity, loss of the use of any data or information supplied hereunder, loss of revenue or profit, in connection with or arising out of this Agreement, the services performed by Quintiles hereunder or the existence, furnishing, functioning, or Interneuron's use of any information, documentation or services provided pursuant to this Agreement, even if Quintiles shall have been advised of the possibility of such damages. In addition, in no event shall the collective, aggregate liability of Quintiles and its affiliates and its and their respective directors, officers, employees and agents under this Agreement exceed the amount of compensation actually received by Quintiles from Interneuron pursuant to this Agreement for the assignment or task from which such liability arose; provided, however, if Quintiles is determined to have acted in a manner that constitutes gross negligence or intentional misconduct, then, with respect to such acts, the collective, aggregate liability shall not exceed 1.5 times the amount of compensation specified above (but in no event shall the collective, aggregate liability of Quintiles and its

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         affiliates and its and their respective directors, officers, employees and agents under this Agreement for all tasks and assignments exceed the amount of compensation actually received by Quintiles from Interneuron pursuant to this Agreement).

 9.0 INDEMNIFICATION. Interneuron shall indemnify, defend and hold harmless Quintiles, its affiliates and its and their respective directors, officers, employees and agents (each, an "Indemnified Party") from and against any and all losses, claims, actions, damages, liabilities, costs and expenses, (including reasonable attorney's fees and court costs) (collectively, "Losses"), relating to or arising from or in connection with this Agreement (including, without limitation, any Losses alleged to arise from or in connection with any study, test, product or potential product to which this Agreement relates) or any litigation, investigation or other proceeding relating to any of the foregoing, except to the extent such Losses are determined to have resulted solely from gross negligence or intentional misconduct of the Indemnified Party seeking indemnity hereunder. Interneuron shall not indemnify, hold harmless, or defend an Indemnified Party from claims or damages to the extent such claims or damages are determined to have resulted solely from the following:

         a.  negligent acts and/or omissions of any of the Indemnified Parties;

         b. failure of any of the Indemnified Parties to adhere to all provisions of the protocol relating to the Study furnished to Quintiles by Interneuron and to written recommendations and written instructions that have been delivered by Interneuron to Quintiles concerning the administration and use of any of the drug substances, including placebo, involved in the Study; or

         c. failure of any of the Indemnified Parties to comply with any applicable laws or regulations.

10.0 INDEMNIFICATION PROCEDURE. Quintiles shall: (a) give Interneuron notice of any such claim or law suit (including a copy thereof served upon Quintiles) and all relevant data relating thereto within fifteen (15) days after such claim or law suit was served upon Quintiles; and (b) Quintiles and its employees shall fully cooperate with Interneuron and its legal representatives in the investigation of any matter the subject of indemnification; (c) Quintiles shall not unreasonably withhold its approval of the settlement of any such claim, liability, or action by Interneuron the subject of this Indemnification provision; ; and (d) Quintiles shall not, except at its own cost, voluntarily make any payment or incur any expense in connection with any Losses without the prior written consent of Interneuron.

11.0 TERMINATION. This Agreement may be terminated without cause by Interneuron or by Quintiles at any time during the term of the Agreement on ninety (90) days prior written notice to Quintiles or Interneuron, as appropriate. In the event this Agreement is

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         terminated, Interneuron's sole obligation to Quintiles shall be to pay to Quintiles any fees for services rendered then due and owing to Quintiles because of any completed performance of Quintiles' obligations hereunder; Interneuron will pay all actual costs to complete activities associated with the termination and close out of projects; Interneuron will pay all additional costs incurred by the project that are required to fulfill regulatory requirements, provided that Interneuron shall not pay any such costs incurred after ninety
         (90) days from the date of written notice of termination, unless approved in writing by Interneuron. Upon the termination of this Agreement, Quintiles shall deliver to Interneuron all data and materials provided by Interneuron to Quintiles for the conduct of services under this Agreement. All statistical data, all statistical reports, all data entries and any other documentation produced as the result of services performed by Quintiles under the terms of this Agreement shall be delivered to Interneuron at such time as payment has been made to Quintiles for all services performed.

         In the event this Agreement is terminated, Quintiles reserves the right to retain one copy of all materials provided to Interneuron as the result of services performed by Quintiles under this Agreement for a period of five (5) years which will remain sealed unless a dispute arises regarding the services performed by Quintiles hereunder.

12.0 FORCE MAJEURE. In the event Quintiles shall be delayed or hindered in or prevented from the performance of any act required, hereunder by reasons of strike, lockouts, labor troubles, inability to procure materials, failure of power or restrictive government or judicial orders, or decrees, riots, insurrection, war, Acts of God, inclement weather or other similar reason or cause beyond Quintiles' control, then performance of such act shall be excused for the period of such delay.

13.0 FEE SCHEDULE. It is the understanding of the parties that the total cost of project assignments under this Agreement will not exceed the amounts which may be agreed to in individual assignment agreements which must be separately negotiated and contracted for.

         Quintiles will invoice Interneuron monthly or as separately agreed for services rendered hereunder and payment shall be made by Interneuron within thirty (30) days of receipt of itemized invoices for work completed.

14.0 EXPENSES. Quintiles shall be reimbursed by Interneuron for all usual and customary travel and lodging expenses incurred in the performance of services provided herein which have been requested or approved by Interneuron. Payment for such services shall be made to Quintiles within thirty (30) days of receipt by Interneuron of invoices or other evidence of such expenditures.

15.0 REVIEW OF WORK. During the term of this Agreement, Quintiles will permit Interneuron's representative(s) to examine the work performed hereunder and the facilities at which the work is conducted at reasonable times and in a reasonable manner to determine that the

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         project assignment is being conducted in accordance with the agreed task and that the facilities are adequate. Furthermore, upon reasonable prior notice, Interneuron shall be permitted to inspect all potential patient records, and all pertinent information pertaining to the Study and, at its option, monitor the Study or any portion thereof, at the various clinical sites prior to, during and for a reasonable time after the Study is completed, all subject any applicable legal restrictions regarding the confidentiality of patient records.

16.0 NOTICES. Any notice required or permitted to be given hereunder by either party hereunder shall be in writing and shall be deemed given on the date received if delivered personally or three days after the date postmarked if sent by registered or certified U.S. mail, return receipt requested, postage prepaid or by nationally recognized overnight delivery service to the following addresses:

         If to Quintiles:    Kenneth A. Williams, Dr.P.H.
                             Vice President, Contracts Management and
                             Planning Quintiles, Inc.
                             P.O. Box 13979
                             Research Triangle Park, North Carolina  27709-3979

         If to Interneuron:  Bobby W. Sandage, Jr., Ph.D.
                             Executive Vice President Research and Development Interneuron Pharmaceuticals, Inc.
                             99 Hayden Avenue, Suite 340
                             Lexington, Massachusetts 02173

17.0 ASSIGNMENT. Quintiles may assign or subcontract all or a portion of the work provided for in any separately contracted amendment to this Agreement to an affiliate of Quintiles; provided, however, that in no event shall such assignment or subcontracting of work to an affiliate release Quintiles from any of its obligations hereunder and any such affiliate shall be bound by the terms and conditions of this agreement as if such affiliate was an original party hereto.

18.0 GOVERNING LAW. This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the State of North Carolina. If any one or more provisions of this Agreement shall be found to be illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

19.0 SURVIVAL. The obligations of the parties contained in Sections 2.0, 7.0 and 8.0 hereof, including, without limitation, the indemnity obligations contained in Sections 9.0 and 10.0 shall survive the closing of this Agreement.

20.0 ENTIRE AGREEMENT. This Agreement contains the entire understandings of the parties with respect to the subject matter herein, and supersedes all previous Agreements (oral

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         and written), negotiations and discussions. The parties, from time to time during the term of this Agreement, may modify any of the provisions hereof only by an instrument in writing duly executed by the parties.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto through their duly authorized officers on the date(s) set forth below.


                                        ACKNOWLEDGED, ACCEPTED AND AGREED TO:



Quintiles, Inc.                         Interneuron Pharmaceuticals, Inc.



By:  /s/ K.A. Williams                  By:  /s/ Glenn L. Cooper
     --------------------------              -----------------------------
     K. A. Williams, Dr. P.H.                Glenn L. Cooper
     Vice President                          President
     Contracts Management and Planning


Date: July 12, 1996                       Date: July 12, 1996
     -------------------------------         ------------------------------

FEDERAL ID # 56-1323952

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